Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cloudflare, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-233743 and 333-253517) on Form S-8 of our report dated March 1, 2022, with respect to the consolidated financial statements of Cloudflare, Inc. and the effectiveness of internal control over financial reporting as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 10-K of Cloudflare, Inc.

/s/ KPMG LLP
Santa Clara, California
March 1, 2022